Exhibit (j) (i)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus (except the International and Real Estate Portfolios) and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 2-88566) of Neuberger Berman Advisers Management Trust and to the incorporation by reference of our reports dated February 6, 2003 for Balanced Portfolio, Fasciano Portfolio, Focus Portfolio, Growth Portfolio, Guardian Portfolio, Limited Maturity Bond Portfolio, Mid-Cap Growth Portfolio, Partners Portfolio, Regency Portfolio, and Socially Responsive Portfolio (ten of the portfolios of the Neuberger Berman Advisers Management Trust) included in the December 31, 2002 Annual Reports to Shareholders of Neuberger Berman Advisers Management Trust.

ERNST & YOUNG LLP

Boston, Massachusetts
April 25, 2003